This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

NOT FOR PUBLICATION, RELEASE OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN, INTO OR FROM AUSTRALIA, CANADA, JAPAN OR SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

PRESS RELEASE

20 May 2013

Results of preemptive rights execution

JSC VTB Bank hereby announces that in connection with its previously announced offering of up to 2.5 trillion ordinary shares with a par value of RUB 0.01 per share ("Shares”) at an offering price of RUB 0.041 per share (the "Offering”), 1,245 shareholders of JSC VTB Bank as of 26 April 2013 have exercised their preemptive rights to acquire 351,204,477,443 additional Shares.

At the end of the preemptive rights period the number of remaining shares to be placed in connection with the Offering was 2,148,795,522,557.

VTB Bank has received firm and binding commitments from a group of investors comprising existing and new shareholders to subscribe for all remaining unsubscribed shares in the Offering.

Citigroup and VTB Capital are acting as Joint Global Coordinators and Joint Bookrunners and Bank of America Merrill Lynch and J.P. Morgan are acting as Joint Lead Managers in connection with the Offering.

This announcement is not for release, publication or distribution, in whole or in part, directly or indirectly, in, into or from Australia, Canada, Japan or South Africa or any other jurisdiction where to do so would constitute a violation of the relevant securities laws. This announcement is for information purposes only and shall not, and is not intended to, constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue, or subscribe for, any securities of VTB Bank or any other entity.

This announcement does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire, nor shall there be any offer or sale of, securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This announcement is not an offer for sale of securities in the United States. Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or an exemption from registration under the Securities Act. VTB Bank has not registered and does not intend to register any part of the Offering in the United States or to conduct a public offering of any securities in the United States.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons in (i), (ii) and (iii) above together being referred to as "relevant persons"). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the "Prospectus Directive") this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

Neither the content of the Company’s website (or any other website) nor the content of any website accessible from hyperlinks on the Company’s website (or any other website) is incorporated into, or forms part of, this announcement.